UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2009

ECOTALITY, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-50983	68-0515422
(State of Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6821 E. Thomas Road
Scottsdale, Arizona		85251
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 219-5005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation

On August 26, 2009 the shareholders of Ecotality, Inc. (the “Company”) approved a proposal authorizing the Board of Directors to effect a reverse stock split of the Company's $.001 par value common stock in the range of one-for-fifty to one-for one-hundred .   On October 26, 2009 the Board of Directors authorized a one-for-sixty reverse stock split.  As required by the Financial Industry Regulatory Authority (FINRA) to process our Reverse Stock Split, an amendment to the Company's Amended and Restated Articles of Incorporation was filed with the state of Nevada on November 17, 2009. The Amended and Restated Articles and are attached herein in their entirety as Exhibit 99.1.

Item 8.01  Other Events

On November 23, 2009 Ecotality, Inc. (“Ecotality” or the “Company”) received notice from Financial Industry Regulatory Authority (FINRA) that it had all the necessary documentation to process the Reverse Stock Split of 1:60 for the par value $0.001 common shares of Ecotality, Inc.  This corporate action will take effect at the open of business on November 24, 2009. There will also be a change to the Company's trading symbol at that time from ETLY to ETLE.

The Board of Directors was authorized by the shareholders at the Company's Annual Shareholder Meeting August 26, 2009 to effect a reverse split in the range of one-for-fifty to one-for one-hundred.  The reverse split ratio of one-for-sixty was determined by the Board of Directors on October 26, 2009 and was previously disclosed in our November 4, 2009 8K filing.  Our outstanding shares of common stock on the date of this filing are 402,592,773 and our authorized common shares are 1,300,000,000.  Following the execution of the reverse split our outstanding shares will be reduced to approximately 6,709,879 shares.  The number of authorized shares will remain unchanged at 1,300,000,000.

The execution of the reverse split is part of our overall strategy to simplify the capital structure for Ecotality, Inc.  With this action we enable ourselves to move towards accomplishing a number of our immediate goals: 1) simplify our investors’ understanding and visibility of our earnings on a per share basis, 2) attract and retain long term institutional shareholders through a higher share price and manageable share count, 3) significantly reduce administrative, transaction and regulatory costs related to the number of shares authorized and outstanding, and 4) assist us in listing our common stock on the NASDAQ Capital Market or other national exchange.

Upon execution, ECOtality shareholders will receive one new share of ETLE common stock for every sixty shares held.  No scrip or fractional certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of pre split shares not evenly divisible by the number selected by the board of directors for the reverse stock split ratio will be entitled, upon surrender of certificate(s) or upon electronic conversion of such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Company’s common stock on the day immediately prior to the effective time of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

Registered holders of the common stock are not required to exchange their shares for post split shares. However, they will receive a letter of transmittal shortly after the effective date with instructions for the exchange of stock certificates if they choose to do so. Stockholders with shares in brokerage accounts (shares held in "street name") will have their holdings automatically adjusted by their brokerage firm.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Name and/or Identification of Exhibit

99.1	Amended and Restated Articles of Incorporation dated November 17, 2009

Signatures

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOTALITY, INC.

(Registrant)

Signature	Title	Date

/s/ Jonathan R. Read	President and CEO	Nov 23, 2009
Jonathan R. Read

/s/ Barry S. Baer	Chief Financial Officer	Nov 23, 2009
Barry S. Baer